UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 14, 2004

DIGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Clopper Road Gaithersburg, Maryland	20878

(Address of principal executive offices)	(Zip Code)

(301) 944-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Settlement of Litigation Matter

     On October 14, 2004, Digene Corporation settled its pending litigation with Enzo Biochem, Inc. and Enzo Life Sciences, Inc. (formerly Enzo Diagnostics, Inc.) (together, “Enzo”). Under the Settlement and License Agreement between Digene and Enzo (the “Agreement”), Digene was granted an irrevocable, non-exclusive, royalty-bearing license under Enzo’s U.S. Patent No. 6,221,581 and any and all other U.S. patents of Enzo that claim priority to any patent application to which such patent claims the benefit of priority, and any non-U.S. counterparts. The parties have provided mutual releases for all past claims in the Agreement. Digene also received releases and covenants not to sue from Enzo under Enzo’s existing patent portfolio for all products of Digene covered by the license grant, and covenants not to sue from Enzo for future licensed products covered by the claims that also cover the existing licensed products.

     Under the Agreement, Digene paid Enzo $16 million on October 14, 2004, of which $2.0 million can be used to offset future royalty payments under the terms of the Agreement, resulting in $14.0 million in settlement expense, which will be recorded in the first fiscal quarter of 2005. Digene will also pay Enzo royalties on future net sales of products covered by the license grant, which royalties will be at least $2.5 million for the first annual period and at least $3.5 million for each of the next four annual periods. Digene is obligated to make such guaranteed minimum payments in such first five annual periods. Digene’s obligation to make royalty payments will end on April 24, 2018, unless earlier terminated in accordance with the terms of the Agreement.

     The parties will file a Joint Stipulation and Order of Dismissal with Prejudice with the U.S. District Court for the District of Delaware to dismiss the litigation between Digene and Enzo, including all claims arising out of the pleadings in this action, and all actions that could have been raised, known or unknown, with respect to the accused products.

     Digene will file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and intends to seek confidential treatment for the material confidential terms of the Agreement.

Background of the Litigation

     As Digene has previously disclosed in prior filings with the Securities and Exchange Commission, on March 15, 2002, Digene filed an action for declaratory judgment against Enzo

Biochem, Inc. The action was filed in the United States District Court for the District of Delaware. Digene filed this action after having received direct threats from Enzo Biochem, Inc. of infringement of U.S. Patent No. 6,221,581 entitled “Processes for Detecting Polynucleotides, Determining Genetic Mutations or Defects in Genetic Material, Separating or Isolating Nucleic Acid of Interest from Samples, and Useful Compositions of Matter and Multihybrid Complex Compositions.” Digene sought a judgment that the patent is invalid and has not been infringed by Digene. On March 20, 2002, in response to Digene’s complaint, Enzo Biochem, Inc. filed a motion to dismiss Digene’s complaint for lack of subject matter jurisdiction, based on assertions that Enzo Life Sciences, Inc. (formerly Enzo Diagnostics, Inc. and a wholly owned subsidiary of Enzo Biochem, Inc.), not Enzo Biochem, Inc., was the holder of the patent in question. On the same day, Enzo Life Sciences, Inc. also filed a complaint for patent infringement against Digene in the Delaware District Court. Enzo Life Sciences, Inc. asserted in its complaint that Digene has infringed U.S. Patent No. 6,221,581 through the manufacture, sale and offer for sale of Digene’s Hybrid Capture products. The two cases were consolidated.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGENE CORPORATION
(Registrant)

/s/Evan Jones

Date: October 14, 2004	By:	Evan Jones
	Title:	Chairman and Chief Executive
Officer